UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 16, 2016

Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 440-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2016, Marvin M. Chronister submitted his resignation to the Board of Directors (the “Board”) of Bonanza Creek Energy, Inc. (the “Company”). Mr. Chronister resigned as a Class III Director of the Company and as a member of the Audit Committee, the Nominating and Corporate Governance Committee, the Environmental, Health, Safety and Regulatory Compliance Committee and the Reserves Committee of the Board effective immediately. Mr. Chronister has been a director of the Company since March 2011. Mr. Chronister’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of Mr. Chronister’s resignation, the size of the Board has been reduced from six to five directors.

In connection with Mr. Chronister’s resignation, the Company and Mr. Chronister entered into a separation and release agreement, effective as of June 16, 2016 (the “Separation Agreement”). Pursuant to the Separation Agreement, (i) the Company will pay Mr. Chronister $180,000 (representing the base $90,000 annual retainer that Mr. Chronister would have received had he continued as a director of the Company for the two years remaining in his current term), (ii) all unvested restricted stock of the Company held by Mr. Chronister will vest immediately and (iii) Mr. Chronister agreed to certain releases and waivers. In addition, Mr. Chronister and the Company are subject to certain mutual non-disparagement obligations pursuant to the terms of the Separation Agreement. The foregoing description of the material terms of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement, which the Company expects to file with its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Dated: June 17, 2016	By:	/s/ Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	Secretary